Exhibit 99.1

April 16, 2020

Dear Shareholder,

You have invested in our community - sharing in our mission to help people suffering with chronic, difficult-to-heal wounds find new solutions and new hope. You have also invested in our future pipeline, including the expansion of our amniotic tissue platform, which leverages our understanding of placental science and reflects our commitment to address areas of unmet medical need.

In these extraordinary times, our work - and your support - is more important than ever. Patient and physician needs remain pressing, even in the shadow of an all-consuming pandemic, and MiMedx is meeting these challenges. We are looking to the future, and have taken significant action to advance the business, instill cultural values of integrity and transparency, and position the Company for growth. Some of these initiatives include:

•	Completed the financial restatement by filing the 2018 Form 10-K on March 17, 2020

•	Transitioned our leadership team with the addition of highly qualified and ethical executives

•	Resolved the matter with the Securities and Exchange Commission

•	Settled the VA pricing investigation and resolved multiple near-term legal matters

•	Implemented initiatives for improved effectiveness of our internal control over financial reporting, based on criteria established within the COSO framework

•	Invested in branding and messaging initiatives focused on building market awareness

•
Advanced engagement with key industry decision makers, including the Food and Drug Administration (FDA), rebuilding critical relationships with a solution-oriented approach demonstrating category leadership

I have always believed that leadership is best expressed through transparency and action. With that in mind, I want to share with you how we have mobilized rapidly during the COVID-19 pandemic to ensure continued access to our solutions for patients and families, to protect the health and safety of our most precious resource - our people - and, in doing so, to guard our business.

1.
Protecting our workforce: To safeguard the health and safety of our employees, we have activated a range of measures including enhanced awareness of Centers for Disease Control (CDC) Guidelines, added cleaning procedures throughout our facilities, and zero-tolerance for the appearance of fever or other potential symptoms and indicators of infectious disease. Certified Medical Assistants (CMAs) are stationed at each entrance to our facilities to screen employee temperatures before entry, and we are providing all onsite employees with cloth face coverings, as recommended by the CDC. For the hourly employees who are critical to our operations, we instituted a temporary wage increase. For our field force, we have developed novel remote tools through our commercial organization to provide continued support and deliver effective customer service to our physician customers. During this difficult economic period, we are choosing to provide continued full employment, implementing a temporary, gradated reduction for our salaried employees, designed to avoid the hardship of further staff reductions or furloughs. This approach allows us to maintain our workforce, address ongoing demand and position the Company to meet accumulated clinical need when facility access is normalized and those attempting to delay treatment seek care.

2.
Ensuring access to MiMedx products: The needs of the healthcare community demonstrate continued demand for our products - and with support from the hospitals we work with around the nation, we are able to ensure supply and to distribute products where they are most needed. We have refined operational and supply chain procedures to deliver product quickly and safely. We have also reinforced quality vigilance and controls, including terminal sterilization and donor screening protocols, which enable continued product safety with the emergence of the COVID-19 virus.

3.
Maintaining business operations: Our sourcing, processing and supply lines remain open and resilient, with strong contingency plans in place for business continuity. We are following the updates provided by federal, state and local public-health sources that set policy, with teams working around the clock to review the advice of health experts, implement updated procedures and advance our quality assurance measures in accordance with latest CDC, FDA and American Association of Tissue Banks guidelines.

4.
Moving forward: We are progressing in our efforts to become current in financial reporting in the first half of the year, first with the filing of the 2019 Form 10-K, followed by the 2020 Form 10-Q. These filings, along with our proxy statements, enable the Company to schedule and hold the 2019 and 2020 shareholder meetings, both of which are planned for 2020, and allow for increased, timely dialogue and consistent operational and financial updates for our shareholders. Current financial reporting also positions the Company to apply for relisting on the NASDAQ. We continue to dedicate human and capital resources in response to the FDA 483 observations, described within the Company’s 2018 Form 10-K, and to date, have implemented approximately 88% of the committed actions. The entire leadership team is dedicated to providing sustained, visible support for quality initiatives, consistently communicating the Company’s quality standards and expectations to all personnel, and we will continue to implement improvements to further strengthen the Company’s quality systems in line with the recent FDA guidance.

Like you, the MiMedx community is taking steps to move ahead in this new physical distancing reality. Patients come first. People with unhealed wounds face medical urgency. We are working to meet those needs and protect the wellbeing of our community, and by doing so, continue to serve this high risk population. Sadly, for those people not able to receive care now, treating their wounds will have greater urgency when we are once again able to move freely. In these cases, we are prepared to meet increased demand, advantaged by our ability to scale in times of necessity.

I firmly believe in the resilience of the human spirit and the ingenuity that is borne of crisis. Medical innovation is a beacon of hope during these times, and we remain committed to doing our part to advance the science and technology that advances human health. Together, we will continue to elevate the standard of care to improve health and wellness. I appreciate your investment in MiMedx and welcome your thoughts and questions.

Wishing good health to you and your families,

/s/ Timothy R. Wright

Timothy R. Wright
Chief Executive Officer
timothy.wright@mimedx.com
678.695.5146